Exhibit 10.14
C O M M E R C I A L    L E A S E
THIS LEASE, is made between Mulvaney Properties LLC, a Connecticut Limited Liability Company, with a mailing address of : Mulvaney Properties LLC, C/O George Mulvaney, 4 West Kenosia Avenue, Danbury, Connecticut 06810, (hereinafter referred to as “Landlord”), and Global Positioning Group LTD, a Delaware corporation, qualified to do business in the State of Connecticut, with a mailing address of: 6 West Kenosia Avenue, Danbury, CT 06810, (hereinafter referred to as “Tenant”).
W I T N E S S E T H:
1.	PREMISES: Landlord has leased, and does hereby lease, to Tenant, subject to all of the terms, covenants, conditions and provisions of this Lease, the premises situated at 6 West Kenosia Avenue, Danbury, Connecticut and more particularly described on Exhibit A attached hereto (the “Leased Premises”). Landlord and Tenant hereby acknowledge and agree that for the purposes of this Lease and the calculation(s) of Basic Rental and all Additional Rental (as hereinafter defined) payable hereunder, the Leased Premises shall be deemed to contain 7,200 rentable square feet. The structure on the Leased Premises is herein referred to as the “Building”.

2.	TERM: The term of this Agreement shall be for the period of three years, from March 1, 2004 (the “commencement date”), until midnight on February 28, 2007 (the “termination date”).

3.	RENT: Tenant shall pay to the Landlord, without demand, set-off or abatement of any kind minimum guaranteed annual rent (“Basic Rent”), during the term of this Lease, the sum of FIFTY-FIVE THOUSAND EIGHT HUNDRED and 00/100 ($55,800.00) DOLLARS payable in monthly installments of $4,650.00 on the 1st day of each month, commencing on March 1, 2004.

4.	USE: Tenant agrees to use the Leased Premises for offices, laboratories, research, development and light manufacturing. Any other unrelated use is prohibited without the written approval of the Landlord, which shall not be unreasonably withheld or delayed. Tenant agrees that it shall not do anything which shall, in any way, materially impair or interfere with any of the Building’s services to be supplied by Landlord or the proper and economical heating, cleaning, air conditioning or other service of the Building or Leased Premises or seriously impair or interfere with the use of the Building or Premises or annoyance to Landlord. Tenant will not allow for an unreasonable length of time any debris belonging to it to remain in the Leased Premises and it will remove from the Leased Premises all debris to a proper place of disposal.

5.	CONDITIONS OF PREMISES: Tenant and Landlord acknowledge that the premises are in good order and repair, unless otherwise indicated herein. (a) The Tenant shall make no alteration, addition or improvement in the premises without the prior written consent of Landlord which shall not be unreasonably withheld or delayed and except as provided in Exhibit B attached hereto. Landlord shall it expense make all the alterations and improvements set forth in Schedule C prior to the commencement date. (b) The necessity for and adequacy of repairs, replacements and renewals to the Leased Premises shall be measured by the standard which is appropriate for improvements of similar construction and class, provided that Tenant shall in any event make all non structural repairs necessary to comply with the building, health and fire codes of Danbury, Connecticut throughout the term of this Lease and for so long as the Tenant or its assigns shall occupy said premises, (c) Landlord represents that the Leased Premises presently comply with the building, health and fire codes of Danbury, Connecticut. (d) Upon the last day or sooner termination of the term hereof, Tenant shall surrender to Landlord the Leased Premises in broom clean condition. Specific areas of said premises, i.e. sidewalks, driveways, parking lots, lawns and shrubbery are to be returned to substantially the same condition existing at the commencement of this Lease normal wear and tear excepted. Any modification of this state of return will require written confirmation from the Landlord.

6.	PAYMENT OF ADDITIONAL RENTAL:
6.1 Commencing on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (said anniversary dates hereinafter referred to as “computation dates”), the Tenant shall pay to Landlord as Additional Rental a sum calculated based upon the cost of living as reflected in the “Consumers Price Index, New York-New Jersey Area-All Items” (hereinafter called the “CPI”) published in the Monthly Labor Review of the Bureau of Labor Statistics of the United States Department of Labor. Said Additional Rental sum shall be in effect commencing from the computation date until the next computation date or the end of the term. The amount of said Additional Rental shall be arrived at by multiplying the monthly Basic Rental ($55,800.00) as set forth in Paragraph 3 above by a fraction, the numerator of which shall be the CPI number for 12 months preceding such computation date, and the denominator of which shall be the CPI index on the later of commencement date or anniversary date. The sum of the Additional Rental thereby obtained shall be payable on the first day of each calendar month until the next computation date. If there be no CPI number or comparable successor thereto, then the sum of Additional Rental contemplated herein shall be established by arbitration in accordance with the rules of the American Arbitration Association. The CPI shall be set at a minimum of 2% and a maximum of 6%.
6.2 Building Operating Costs – Tenant agrees to pay as additional rent the following out of pocket building operating costs and expenses incurred in the Leased Premises: all costs and expenses paid or incurred by the Landlord in maintaining, equipping, policing, securing, lighting, cleaning, painting, signing, and repairing the Building (including pipes, ducts, conduits, plate glass, electrical, and lighting fixtures but excluding exterior and structural repairs); the Premises on which the Building is located (including paving, curbs, walkways, drainage, striping, sweeping, sanding); exterior Building cleaning, pest control, refuse removal, snow removal, landscaping maintenance costs, the parking facilities and other areas (including seasonal decorations) of the Leased Premises. Tenant shall not be responsible for any management fees, indirect expenses or overhead.

6.3 Insurance – The Tenant agrees it will pay to the Landlord as additional rent its cost of all insurance required hereunder as more particularly provided in paragraph 25.1.
6.4 Real Estate Taxes – Tenant agrees to pay as additional rent all real estate taxes assessed against the Leased Premises except special assessments for improvements benefiting more than the Leased Premises when due and before delinquent but in no event prior to receipt of the statement from the taxing authority.
6.5 Landlord shall estimate the building operating costs and additional rent and invoice the tenant on a monthly basis. Within sixty (60) days after the end of each year of the Lease, the Landlord shall determine the actual building operating costs and additional rent for such year and the Tenant shall be responsible for any increase above the amount being paid or receive a credit for any overpayment made pursuant to this paragraph. Landlord shall furnish Tenant with its calculation of building operating costs and additional rent accompanied by receipts and other supporting documentation and in sufficient detail so that Tenant may audit the same. Landlord represent to Tenant that the operating costs and additional rents as determined herein for the calendar year 2003 included in 6.2, 6.3 and 6.4 above are in the aggregate $2.25/sq ft X 7,200 sq ft = $16,200 per annum or $1,350.00 per month.
7.	SECURITY: No security deposit shall be required of Tenant.

8.	UTILITIES: The Tenant shall pay directly or reimburse the Landlord as additional rent for all separately metered utility charges furnished to or used by Tenant in the use of the Building including, but not limited to, electric, water, gas, heat, and telephone charges,. Landlord shall not be under any responsibility or liability in any way whatsoever for the quality, impairment, interruption, stoppage, or other interference with service involving water, heat, gas, electric current for light and power, telephone, or any other service by any utility not arising out of the Landlords conduct or neglect.

9.	REPAIRS AND MAINTENANCE:
9.1 The Landlord shall repair and maintain in good order and condition throughout the term of this Lease, the exterior and structure of the Building , including, without limitation, the Building’s roof, walls and foundation.
9.2 Throughout the term of this Lease the Tenant shall repair and maintain in good order and condition the entire interior of the Building including all glass in windows, doors or skylights, all parts of the plumbing and electrical systems within or on the Building, and the lighting fixtures within the Building. Tenant, at Tenant’s expense, shall purchase and install all lamps (including, but not limited to, incandescent and fluorescent) and ballasts used in the Building. The Tenant agrees to store all trash and garbage within the Building or in “dumpsters” or other receptacles located outside the Building but within the Leased Premises which dumpsters and other receptacles shall be provided at Tenant’s expense. The Tenant is responsible for maintenance of all HVAC equipment within or serving the Building. This service will be scheduled by the

Landlord and its cost will be included in the additional rent schedule noted above in Paragraph 6.2.
9.3 Notwithstanding the foregoing, each party hereto shall make any repairs of any kind necessitated by its own act, default or negligence, or that of its agents, servants, employees, licensees or contractors. In the event such repairs are necessitated by the act, default or negligence of Tenant, or that of its agents, servants, employees, licensees or contractors, Landlord may first notify Tenant of repair Landlord deems necessary for Tenant to make and give Tenant reasonable time to respond. If Tenant fails to respond in a timely fashion, herein defined as two weeks, Landlord may make or cause the same to be made, but shall not be obligated to do so, and Tenant agrees to pay the Landlord promptly upon Landlord’s demand, as Additional Rental, the full cost of such repairs, if made. In the event Landlord elects not to make such repairs caused by the act, default or negligence of Tenant, or that of its agents, servants, employees, licensees or contractors, Landlord may require Tenant to promptly make such repairs at Tenant’s sole cost and expense.
10.	PARKING FACILITIES AND GENERAL AREAS:
10.1 Landlord hereby grants to Tenant, its agents, servants, employees, visitors, licensees, customers and contractors a non–exclusive license to use the parking facilities and other general areas during the term of this Lease.
10.2 Landlord will, or will cause others to, operate, maintain, manage, equip, police, light, repair, clean, plow, shovel and repave the parking facilities and other general areas and facilities in a manner deemed by Landlord to be reasonable and appropriate. Landlord shall have the right (1) to establish, modify and enforce reasonable rules and regulations with respect to the parking facilities and other general areas and facilities. Tenant shall conform to all reasonable and uniform rules and regulations which the Landlord may make in the management and use of the parking facilities and other general areas and facilities.
11.	ORDINANCES AND STATUES: Tenant shall use reasonable commercial efforts to comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Leased Premises, occasioned by or affecting the use thereof by Tenant provided the same do not prohibit Tenant from using the Leased Premises for the purposes specified in paragraph 4. The Landlord shall comply with the same.

12.	FIXTURES AND ALTERATIONS:
12.1 Except as set forth in Exhibit B, the Tenant is specifically prohibited from renovating, altering, improving, and/or making any interior or exterior changes, or installing any equipment (other than normal office, laboratory, research, development and light manufacturing equipment) in the Premises without the prior approval of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned. Prior to the commencement of any work approved by Landlord, Tenant shall provide Landlord with a copy of a Building Permit for the approved work issued by the appropriate authority. Upon completion of the approved work, Tenant shall provide Landlord with a copy of the Certificate of Occupancy for the approved work issued by the appropriate authority. All of such work conducted by Tenant or at its direction shall be done at Tenant’s sole cost and expense, shall conform in all respects to Landlord’s standards and specifications, shall be done in a workmanlike manner, shall at all times comply with all applicable laws, rules, ordinances and regulations and in no way harm the structure of the Premises or the building. All of such changes, additions or alterations shall be made solely at the expense of the Tenant; and the Tenant agrees to protect, indemnify and save harmless the Landlord on account of any injury to third persons or property, by reason of any such changes, additions, or alterations, and to protect, indemnify and save harmless the Landlord from the payment of any claim of any kind or character on account of bills for labor or material in connection therewith. Before Tenant may do any work at the Leased Premises pursuant to this paragraph, Tenant must provide Landlord with a Certificate of Insurance in an amount reasonably satisfactory to Landlord, which insurance must provide the coverage required under this paragraph. Tenant shall make no structural changes, roof penetrations, exterior wall penetrations or alterations unless prior approval from the Landlord is obtained in writing, which approval may be granted or withheld in Landlord’s sole discretion. Landlord does hereby agree to Tenant installing three fume hoods in the laboratory space.
12.2 Tenant, may, at its expense install any interior lighting fixtures or other trade fixtures or equipment, and may at its expense repair, redecorate and/or paint the Leased Premises without the prior approval of the Landlord in writing, after submission of such plans and specifications to Landlord. All work done by Tenant hereunder shall be in accordance with all requirements of Paragraph 12.1 above.
12.3 Landlord herein reserves the right to request from the Tenant, Waivers of Lien in the event Tenant shall commence to do interior repairs to said premises. In the event the Landlord requests such Waivers of Lien, he shall supply the same to the Tenant and the Tenant shall have the same executed by all suppliers of material and labor to said Leased Premises prior to the commencement of said work.
13.	SIGNS: Tenant shall have the right to install, signage (including exterior signage on the Building) in conformance with all applicable laws. The Tenant shall not display any sign, picture, advertisement, awning, merchandise or notice except as shall conform to the requirements of any governmental agencies having jurisdiction thereof.

14.	CHANGES OR ALTERATIONS BY LANDLORD:
14.1 Without liability or allowance to Tenant on the part of Landlord, Landlord reserves the right to make such changes, alterations, additions, improvements, repairs or replacements in or to the exterior of the Building and the fixtures and equipment thereof, and to erect, maintain and use pipes, ducts and conduits in and through the Leased Premises. In the exercise of said rights Landlord agrees to use reasonable commercial efforts to not cause material interference with Tenant’s use of the Leased Premises and its business. Landlord agrees, except in case of emergency, to give Tenant prior reasonable notice before proceeding with any changes or alterations and to proceed with due diligence so as to minimize interference with Tenant’s business and use of the Leased Premises. In addition, Landlord agrees not to unreasonably interfere with the use of the Leased Premises and covenants that all changes shall be consistent with high quality office/business Buildings.
14.2 There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or Tenant making any changes, alterations, additional, improvements, repairs or replacements in or to any portion of the Building or the Leased Premises, or in or to the fixtures, appurtenances or equipment thereof; and no liability upon Landlord for failure of Landlord to make any changes, alterations, additions, improvements, repairs or replacements in or to any portion of the Building or the Premises, or in or to the fixtures, appurtenances or equipment thereof, except as required by Landlord under this Lease; however, Landlord agrees to use due diligence when making any changes, alterations, additions, improvements, repairs or replacements so as to attempt to cause minimum inconvenience to Tenant’s business operation.
15.	COVENANTS BY TENANT:
15.1 Tenant shall pay promptly when due all Basic Rent, additional rent and other charges under this Lease at the time and in the manner set forth in this Lease.
15.2 Tenant shall use reasonable commercial efforts to procure and maintain in effect at all times any licenses and permits required for any use made of the Leased Premises by Tenant. Upon the expiration or termination of this Lease, Tenant agrees to remove its goods and effects and those of all persons claiming under it, and to yield up peaceable to Landlord the Leased Premises in the condition required by this Lease, damage by fire, taking, casualty, structural defects (other than those caused by Tenant, its agents, servants, employees, invitees and/or contractors) and reasonable wear and tear only excepted.
15.3 Tenant shall not make any use of the Leased Premises which is contrary to any law, ordinance or regulation, nor permit any act or thing to be done on the Leased Premises which shall constitute a nuisance or which may make void or voidable any insurance on the Building or the Leased Premises or the parking facilities or other general areas [same question] or facilities against fire.
15.4 Tenant shall pay promptly when due the entire cost of any work to the Leased Premises undertaken by Tenant so that the Leased Premises and the Building and the parking areas and other general areas and facilities, shall at all times be free of liens for labor and materials; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all government requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage (including, but not limited to, Landlord’s costs of defense and reasonable attorney’s fees) to any person or property occasioned by or growing out of such work.

15.5 Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in, any part of the Building’s plumbing, electrical, heating, air conditioning or other systems serving, located in, or passing through the Leased Premises. Landlord shall remedy such condition and, if Tenant caused the same, Tenant thereof shall pay the cost of remedy. In no event shall Tenant be entitled to claim any damages arising out of or from such damage or defective condition. Nothing, however, in this paragraph is intended to relieve Landlord from its negligence or intentional misconduct.
16.	LIABILITY AND INDEMNITY:
16.1 Subject to the provisions of Paragraph 25.2 hereof, the Tenant shall save the Landlord harmless and indemnified from all injuries, loss, claims or damage (including, but not limited to, Landlord’s costs of defense and reasonable attorney’s fees) to any person or property while within or on the Leased Premises unless caused by the act, negligence or default of the Landlord, its agents, servants, employees, invitees and/or contractors, and from and against all injury, loss, claims or damage (including, but not limited to, Landlord’s costs of defense and reasonable attorney’s fees) to any person or property anywhere occasioned by any act, neglect or default of Tenant unless caused by the act, negligence or default of the Landlord, its agents, servants, employees, invitees and/or contractors.
17.	BANKRUPTCY OR INSOLVENCY: To more effectually secure the Landlord against loss of the rent and other payments herein provided to be made by the Tenant, it is agreed as a further condition of this Lease that the filing of any petition of bankruptcy or insolvency by or against the Tenant, or the adjudication in Bankruptcy of the Tenant, or the appointment of a Receiver for Tenant by any court, or Tenant’s assignment of its property for the benefit of creditors shall be deemed to constitute a breach of this Lease, if said petition is not dismissed or Receiver discharged within sixty (60) days after the filing or appointment, and thereupon without entry or other action by the Landlord, this Lease shall, at the option of the Landlord, become and be terminated; and not withstanding any other provisions of this Lease, the Landlord shall forthwith upon any such termination be entitled to recover the rent reserved in this Lease for the residue of the term hereof less the fair rental value of the Premises for the residue of said term.

18.	LITIGATION: In the event the Landlord or its agents, without fault on its/their part, or default under the terms of this Lease, become involved, through or on account of the occupancy of the Leased Premises by the Tenant, or the conduct of Tenant’s business upon the Leased Premises, in any controversy or litigation, with any third party, the Tenant shall upon notice from Landlord or its agent, immediately take all necessary steps, and do whatever may be necessary to remove said Landlord’s connection with, or liability under such controversy or litigation, and particularly if such controversy or litigation throws any cloud or encumbrance upon the title of said Landlord to its real estate; provided, that if the Tenant believes it has a good and valid defense, or claim, in such controversy or litigation which Tenant desires to set up and maintain by and throughout court procedure and litigation, the Tenant shall have the right to do so, provided it first executes and delivers to the Landlord an indemnifying bond with surety, and discharges any and all final judgments, liens, costs, damages, expenses and obligations of Landlord whatsoever, in or arising out of the controversy or litigation involving the Landlord or its agents, including all costs, expenses and reasonable attorney’s fees incurred by Landlord or its agents in protecting their interest or defending themselves in such controversy or litigation.

19.	ARBITRATION: Any and all controversies, disputes or claims arising out of or related to this Lease, or the breach hereof, shall, so far as the law may allow, be resolved and settled by Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA).
20.	ATTORNEY’S FEES: The Tenant shall pay and indemnify the Landlord against all legal costs and charges, including counsel fees lawfully and reasonable incurred, in obtaining possession of the Leased Premises after a default of the Tenant or after the Tenant’s default in surrendering possession upon the expiration or earlier termination of the term of the Lease or enforcing any covenant of the Tenant herein contained. In the event of litigation between Landlord and Tenant, the prevailing party shall be entitled to legal fees and costs.
21.	HAZARDOUS SUBSTANCES: The Tenant agrees that it shall be responsible for all costs, damages, or liability that may be incurred in connection with any hazardous waste discharge, spillage, or any other violation of any law in connection with the storage or use of hazardous waste materials or petroleum products; provided, however, that such discharge, spillage or other violation is as a result of or caused by Tenant’s occupancy, business, or other related activities, or of or by its employees, customers, agents, or visitors. In no case does this apply to any condition that may have existed prior to Tenant’s occupancy, or by the actions and occurrences on adjacent properties. Landlord acknowledges that Tenant has advised Landlord that Tenant may store hazardous waste materials or petroleum products. Tenant agrees to notify Landlord of the storage of any hazardous waste materials or petroleum products on the site. The Tenant further agrees to notify Landlord within twenty-four (24) hours of any hazardous waste or petroleum products discharge or violation of this paragraph known to Tenaant. The Tenant agrees that the storage or use of any hazardous waste or petroleum product materials shall be in compliance with all Federal, State and local laws or regulations.

The Tenant further agrees that it shall be responsible for all costs, damages, or liability that may be incurred in connection with any hazardous waste discharge, spillage, or any other violation of any law in connection with the storage or use of hazardous waste materials or petroleum products; provided, however that such discharge, spillage or other violation is as a result of or caused by Tenant’s occupancy, business, or other related activities, or of or by its employees, customers, agents, or visitors. In the event of any hazardous waste discharge or spillage, the Tenant shall immediately have said soil tested by a firm specializing in said work and enter into a contract for the removal of said soils and replacing of soils with clean fill and for the replacing of any areas disturbed because of said discharge or spillage. All of said work shall take place within a reasonable period from the day of knowledge of said discharge or spillage.

In the event Tenant fails to perform said work as set forth in this paragraph, then, in such event, the Landlord may cause the same to be completed and the Tenant shall be responsible for the payment of same within thirty (30) days after presentation of bill to Tenant for the work performed, together with all reasonable costs incurred by Landlord in the performance of said work and repairing any damage to the entire premises and including any reasonable attorney’s fee incurred. Any monies paid by Landlord in connection herewith shall be repaid to Landlord together with interest at the rate of nine percent (9%) per annum until paid.

22.	ASSIGNMENT, MORTGAGING AND SUBLEASE:
22.1 If Tenant is a corporation, then the assignment or transfer of this Lease and the term and estate hereby granted, to any corporation into which the Tenant is merged or with which the Tenant is consolidated (such corporation being hereinafter, in this Paragraph 24, called “Assignee”) without the prior written consent of Landlord shall not be deemed to be prohibited hereby if, and upon the express condition that, Assignee shall have executed, acknowledged and delivered to Landlord an agreement, in form and substance satisfactory to Landlord, whereby Assignee shall assume and agree to perform, and to be personally bound by and upon, all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of the Tenant to be performed, and whereby Assignee shall expressly agree that the Provisions of this Paragraph 23.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers, and further conditioned that Tenant shall execute and deliver to Landlord a Guaranty of payment and performance of Assignee in form and substance satisfactory to Landlord. Notwithstanding anything to the contrary, Tenant may assign this Lease or sub-lease a portion of the leased premises, without Landlord’s consent (but with notice to Landlord), to any parent, subsidiary or affiliate of Tenant, or to any person, firm or corporation that controls Tenant, is controlled by or is under common control with Tenant, or to any business entity into which Tenant may be merged or consolidated or that purchases all or substantially all of the assets of Tenant relating to the Leased Premises (hereinafter referred to as a “Business Assignment”) and such Assignee shall have all of the rights and obligations of Tenant under this Lease, including, without limitation, the rights to extend the Lease term, but Tenant shall not be released from any obligation under this Lease.
22.2 In the event Tenant desires Landlord’s consent to an assignment or subletting of all or any part of the Premises, Tenant, by notice in writing, shall notify Landlord of the name of the proposed assignee or subtenant, such information as to proposed assignee’s or subtenant’s financial responsibility and standing as Landlord may reasonably require, and of the covenants, agreements, terms, provisions and conditions contained in the proposed assignment or sublease.
22.3 Landlord covenants not to unreasonably withhold or delay its consent to such proposed assignment or subletting by Tenant of such space to the proposed assignee or subtenant on said covenants, agreements, terms, provisions and conditions set forth in the notice to Landlord referred to above, provided, however, that Landlord shall not in any event be obligated to consent to any such proposed assignment or subletting.

23.	SUBORDINATION: This Lease is subject and subordinate to all mortgages which may now or hereafter affect such Lease or the real property of which the Premises form a part, and to all renewals, modifications, consolidations replacements and extensions thereof provided such mortgages provide that so long as the Tenant is not in default under the terms and conditions of this Lease, Tenant’s use, occupation and possession of the premises and all rights of Tenant under this Lease shall not be affected or disturbed by the bringing of any action to foreclose or otherwise enforce any such mortgage. This clause shall be self-operative and not further instrument of subordination shall be required by any mortgage. In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may reasonably request.

24.	INSURANCE:
24.1 Landlord shall furnish insurance naming Tenant as a co–insured from and after the date of the execution of this Lease in form and substance reasonably satisfactory to Landlord and Tenant (i) keeping the Building and the parking facilities and other general areas and facilities, as the case may be, insured against loss or damage by fire and any casualties included in the extended coverage or supplementary contract endorsements, in an amount not less than eighty (80%) percent of the full replacement value thereof, exclusive of foundation, all concrete improvements and utilities, (ii) insuring against fire and casualty covering all property of the Tenant and all interior installations, partitions, equipment, systems and improvements installed or made by Tenant in the Premises and (iii) covering liability for bodily injury and property damage in the amount of $3,000,000.00, (combined – Underlying along with Umbrella) single limit policy. Any loss payable under such insurance shall payable to the Landlord or Tenant as their interests may appear. Landlord shall deliver to Tenant certificates of such insurance at or prior to the commencement of the term of this Lease, and thereafter within ten (10) days prior to the expiration of such policies.
25.2 Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone from whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only with respect to loss or damages occurring during such time as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Each of the Landlord and Tenant agrees that its policies will include such a clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

25.	DESTRUCTION OF PREMISES: In the event of a partial destruction of the premises during the term hereof, from any cause, Landlord shall forthwith make the structural and exterior repairs and Tenant shall forthwith make the interior repairs, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Tenant shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Tenant and on the use of the Leased Premises. If such repairs cannot be made within said sixty (60) days, this Lease may be terminated at the option of either party. A total destruction of the Building shall terminate this lease.
26.	ENTRY AND INSPECTION: The Landlord, its servants and agents, including representatives of the insurance company or companies carrying insurance on the Building, shall have the right to enter upon the said premises at any time for repairs to building or equipment or in an emergency or to take preventive measures to protect and preserve the property of the Landlord. Tenant shall permit Landlord or Landlord’s agents to enter upon the premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, and will permit Lessor at any time within ninety (90) days prior to the expiration of this Lease, to place upon the premises any usual “To Let” or “For Lease” signs, and permit persons desiring to lease the same to inspect the premises thereafter. All entry and inspection shall be done at times agreeable to Tenant and in a manner so as to conserve the confidentiality of the work done by Tenant on the Leased Premises and to minimize interference with Tenant’s business.
27.	EMINENT DOMAIN: If the Leased Premises or any part thereof or any estate therein, materially affecting Tenant’s use of the Leased Premises, shall be taken by eminent domain, this Lease shall terminate on the date when title vest’s pursuant to such taking. The rent, and any additional rent and operating expense, shall be apportioned as of the termination date, and any rent paid for any period beyond that date shall be repaid to Tenant. Tenant shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but nothing herein shall preclude Tenant from seeking its own damages or award for such taking.
28.	QUIET ENJOYMENT: Landlord covenants and agrees with Tenant that it has good right to lease said Leased Premises, and upon Tenant paying all Basic Rent, additional rent and all other charges which may become due under this Lease and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly have, hold, occupy and enjoy the Leased Premises and all rights under this Lease without hindrance or disturbance by Landlord or anyone claiming by, through or under Landlord.

29.	DEFAULT BY TENANT:

29.1 Upon Tenant’s failure to pay any installment of Basic Rent, additional rent or any other payment under this Lease when due, or if Tenant shall fail to observe and perform any of the other conditions, agreements or provisions of this Lease, it shall be lawful thereupon, after seven (7) days written notice as to monetary default and twenty-one (21) days notice as to any other default (unless Tenant shall have remedied the failure within said seven (7) or twenty-one (21) day period as the case may be or shall have commenced in good faith within said seven (7) or twenty-one (21) day period as the case may be to remedy said failure and diligently continues thereafter until said failure is remedied) for Landlord to: (1) re–enter and repossess the Premises, to remove all persons therefrom and to take exclusive possession of and remove all property therefrom; and/or (2) perform on behalf of and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform, provided, however, that Landlord may exercise the remedy described in this clause without a default by, or notice to Tenant if Landlord, in its good faith judgment, believes it would suffer material or substantial damage by failure to take rapid action or if the unperformed obligation of Tenant constituted an emergency. Upon any occurrence of default by Tenant hereunder, beyond any applicable cure period, any and all rights of Tenant as a tenant shall, at the option of Landlord, immediately cease and terminate. Nothing provided herein shall be deemed to obligate or require Landlord to take any action or do any thing for or on behalf of Tenant, or otherwise. The failure on the part of the Landlord to re–enter or repossess the Premises, or to exercise any of its rights hereunder upon any default shall not be deemed a waiver of any of the terms and conditions of this Lease, and shall not preclude said Landlord from the exercise of any of such rights upon any subsequent occurring default or defaults.
29.2 Any reasonable costs or expenses incurred by Landlord (including, but not limited to, attorney’s fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be additional rental and shall be paid to Landlord by Tenant upon demand.
30.	WAIVERS: The failure of either party to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or a relinquishment for the future of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of Basic Rent and/or additional rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach and no waiver by the Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the Landlord.
31.	ABANDONMENT: If Tenant shall abandon or vacate said Leased Premises before the end of the term or otherwise default under any other provision of this Lease, Landlord may take possession of said Leased Premises and re-let the same, without such action being deemed an acceptance of a surrender of this Lease, or in any way terminating the Tenant’s liability hereunder, and the Tenant shall remain liable for payment of the Basic Rent and additional rent herein reserved, less the net amount realized by the Landlord from reletting, after deduction of any expenses incident to such repossession and reletting.

32.	HOLDOVER: If the Tenant shall occupy the Premises with the consent of the Landlord, after the expiration of this Lease, and/or Landlord and Tenant are negotiating in good faith for the extension or renewal of this Lease, and rent is accepted from said Tenant, such occupancy and payment shall be construed as an extension of this Lease for the term of one month only from the date of such expiration, and occupation thereafter shall operate to extend the term of this Lease for but one month at a time unless other terms of such extension are endorsed hereon in writing and signed by the parties hereto. In such event if either Landlord or Tenant desires to terminate said occupancy at the end of any month after the termination of this Lease, the party so desiring to terminate the same shall give the other party at least thirty (30) days written notice to that effect. Failure on the part of the Tenant to give such notice shall obligate it to pay rent for an additional calendar month, following the month in which the Tenant has vacated the demised premises. If such occupancy continues without the consent of the Landlord, Tenant shall pay to Landlord, as liquidated damages, one and one-half times the amount of Basic Rent and additional rent at the highest rate specified in this Lease for the time Tenant retains possession of the Premises or any part thereof after termination of the term by lapse of time or otherwise.
33.	NOTICES: Any notice required to be given hereunder shall be deemed duly given if mailed in any Post Office by registered or certified mail, or sent by commercial overnight delivery addressed to the Landlord at 4 West Kenosia Avenue, Danbury, Connecticut 06810, and addressed to the Tenant at 6 W. Kenosia Avenue, Danbury, Connecticut 06810 or at such other address as either party may give to the other in writing.
34.	EFFECT: Except as otherwise provided herein, terms and provisions of this Lease shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, successors and permitted assigns. This Lease constitutes the entire agreement between the parties and may not be changed except by a writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, estoppel or discharge is sought. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders, as the circumstances require. This Lease shall be construed under the laws of the State of Connecticut excluding conflict of laws principles. The Landlord and Tenant hereby agree that any claims, disputes or litigation arising out of the terms, conditions and covenants of this Lease not settled by arbitration pursuant to paragraph 19. shall be adjudicated in the State of Connecticut, and the parties further hereby consent to the jurisdiction of the State of Connecticut over any such claims, disputes or litigation. It is agreed that if any provision of this Lease shall be determined to be void by any Court of competent jurisdiction, then such determination shall not affect any other provision of this Lease, all of which other provisions of this Lease shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid. At the request of either party, Landlord and Tenant shall execute, acknowledge and deliver to each other a recordable Notice of Lease pursuant to Connecticut statutes to give notice of Tenant’s lease. At the termination of this Lease, whether by lapse of time or otherwise,

Tenant shall execute, acknowledge and deliver to Landlord a quitclaim or other appropriate document in recordable form to evidence that this Lease has ended.

35.	LATE CHARGE: If a rental payment is not received by Landlord by the 10th day of the month, there shall be assessed against the Tenant at the Landlord’s option in addition to the Landlord’s other remedies named herein, a late charge for rent not received by the Landlord by the end of ten (10) days after the date it is due in the amount of Five (5%) of said payment.
36.	BROKER: Each party represents that it used no broker in connection with this Lease and agrees to hold harmless the other party from any broker claiming through it.
37.	OPTION TO RENEW: Provided (i) that at the time of option to extend or renew hereunder, Tenant shall not be in default under the terms, covenants and provisions of this lease beyond the applicable grace period; (ii) that Tenant shall notify Landlord in writing not later than 180 days prior to the expiration of the lease or the expiration of the first renewal term that Tenant desires an extension of this lease; (iii) that such extension shall be upon the same terms, covenants and provisions as are contained in the lease as then extended, except for the option set forth herein, and except as modified by the provisions of this paragraph, Landlord hereby grants the Tenant the privilege of extending the term of this lease for one (1) three (3) year term. It is understood and agreed that the provisions (i) and (ii) above are conditions precedent to the extension of this lease and in the event that Tenant fails to comply with them at the time Tenant exercises this extension, this privilege shall have no force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease this 2nd day of February, 2004.
IN THE PRESENCE OF:

/s/ Janette Blockstone	BY:	/s/ George Mulvaney

Witness		Signature of Landlord

/s/ Erik Steiner		George Mulvaney, Managing Member

Witness		MULVANEY PROPERTIES, LLC

/s/ Janette Blockstone	BY:	/s/ Solomon S. Steiner

Witness		Signature of Tenant

/s/ Erik Steiner		.

Witness		Solomon S. Steiner, Ph.D.
Chief Executive Officer & Chairman
Global Positioning Group LTD

THIS LEASE AMENDMENT, is made between Mulvaney Properties LLC, a Connecticut Limited Liability Company, with a mailing address of : Mulvaney Properties LLC, C/O George Mulvaney, 4 Christopher Columbus Avenue, Danbury, Connecticut 06810, (hereinafter referred to as “Landlord”), and Biodel, Inc., a Delaware corporation, qualified to do business in the State of Connecticut, with a mailing address of: 6 Christopher Columbus Avenue, Danbury, CT 06810, (hereinafter referred to as “Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant (formerly know as “Global Positioning Group LTD”) entered into a Lease dated February 2, 2004 of the premises now know as 6 Christopher Columbus Avenue, Danbury, CT 06810 (the “Lease”), and
WHEREAS, Landlord and Tenant desire to amend the Lease so that Tenant shall have two 3 year renewal options instead of one.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:
1. The Lease is hereby amended effective as the date hereof so paragraph 39. thereof shall read in its entirety as follows:
OPTION TO RENEW: Provided (i) that at the time of option to extend or renew hereunder, Tenant shall not be in default under the terms, covenants and provisions of this lease beyond the applicable grace period; (ii) that Tenant shall notify Landlord in writing not later than 180 days prior to the expiration of the lease or the expiration of the first renewal term that Tenant desires an extension of this lease; (iii) that such extension shall be upon the same terms, covenants and provisions as are contained in the lease as then extended, except for the three (3) year option set forth herein then being exercised, and except as modified by the provisions of this paragraph, Landlord hereby grants the Tenant the privilege of extending the term of this lease for two (2) three (3) year term. It is understood and agreed that the provisions (i) and (ii) above are conditions precedent to the extension of this lease and in the event that Tenant fails to comply with them at the time Tenant exercises this extension, this privilege shall have no force or effect.
2. Except as so amended, the Lease is ratified and confirmed in all respects.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease Amendment this 29th day of September, 2006.
IN THE PRESENCE OF:

/s/ Janette Blockstone	BY:	/s/ George Mulvaney

Witness		Signature of Landlord

George Mulvaney, Managing Member

Witness		MULVANEY PROPERTIES, LLC

BY:

Witness		Signature of Tenant

/s/ R. Timmis Ware		/s/ Solomon S. Steiner

Witness		Solomon S. Steiner, Ph.D.
Chief Executive Officer & Chairman
Biodel, Inc.